Exhibit 99.1

Laredo Petroleum Holdings, Inc. Prices Initial Public Offering

TULSA, OKLAHOMA December 14, 2011—Laredo Petroleum Holdings, Inc., a Delaware corporation (the “Company” or “Laredo Petroleum”), announced today the pricing of its initial public offering of 17,500,000 shares of its common stock at $17.00 per share. The underwriters have been granted a 30-day option to purchase up to an additional 2,625,000 shares of common stock at the initial public offering price, less underwriting discounts and commissions.  The shares of common stock are expected to begin trading on the New York Stock Exchange on December 15, 2011 under the ticker symbol “LPI.”  The offering is expected to close on or about December 20, 2011, subject to customary closing conditions.

Upon completion of the offering, the public will own approximately 14% of the outstanding shares of the Company’s common stock, or approximately 16% if the underwriters exercise their option to purchase additional shares of common stock in full.  The Company intends to use the net proceeds from the offering to repay its outstanding indebtedness under its revolving credit facility.

J.P. Morgan, Goldman, Sachs & Co., BofA Merrill Lynch and Wells Fargo Securities are acting as joint book-running managers for the offering. Tudor, Pickering, Holt & Co. is acting as lead manager for the offering. Société Generale, Mitsubishi UFJ Securities, BMO Capital Markets, BNP Paribas Securities Corp., Scotia Capital, Capital One Southcoast, BOSC, Inc., BB&T Capital Markets, Comerica Securities and Howard Weil Incorporated are acting as co-managers for the offering.

This offering is being made only by means of a prospectus. Copies of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from the offices of:

J.P. Morgan

via Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Telephone: (866) 803-9204

Goldman, Sachs & Co.

Prospectus Department

200 West Street

New York, NY 10282

Telephone: 1-866-471-2526

Facsimile: 212-902-9316

By email at prospectus-ny@ny.email.gs.com

BofA Merrill Lynch

4 World Financial Center

New York, NY 10080

Attn: Prospectus Department

By email at dg.prospectus_requests@baml.com

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, New York 10152

Telephone: (800) 326-5897

By email at cmclientsupport@wellsfargo.com

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Laredo Petroleum is an independent oil and gas company with headquarters in Tulsa, Oklahoma.  Laredo Petroleum’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties in the Permian and Mid-Continent regions of the United States.

This press release contains forward-looking statements as defined under federal securities laws. These forward-looking statements involve certain risks and uncertainties and actual results could differ materially. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

Contact

Laredo Petroleum Holdings, Inc.

Attn: W. Mark Womble

Office: (918) 513-4570

Fax: (918) 513-4571

mwomble@laredopetro.com